Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Genie Energy Ltd.

Newark, New Jersey

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-177565) of Genie Energy Ltd. of our reports dated March 16, 2017, relating to the consolidated financial statements and the effectiveness of Genie Energy Ltd.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016.

/s/ BDO USA, LLP

Woodbridge, NJ
March 16, 2017